EXHIBIT 99.4

Rollover Commitment Letter

Longview Asset Management, LLC
222 N. LaSalle St., Suite 2000
Chicago, Illinois 60601

December 14, 2014

To:           Argos Holdings Inc.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2014, by and among Argos Holdings Inc., a Delaware corporation (“Parent”), PetSmart, Inc., a Delaware corporation (the “Company”), and Argos Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. References in this letter agreement to “Parent” shall mean either (x) Argos Holdings, Inc. or (y) another entity through which the Investors (as defined in the Interim Investors Agreement, dated the date hereof, among the Investor and the other parties thereto (the “Interim Investors Agreement”)) will purchase their ownership interests in Argos Holdings, Inc., as the context requires.

1.  Longview Asset Management, LLC (the “Investor”) agrees that, subject to the conditions set forth below, the Investor will cause to be transferred and contributed (the “Rollover Commitment”) to Parent, immediately prior to the Closing and free and clear of all Liens, 3,012,050 Shares currently owned by the Persons set forth on Annex A hereto (the “Rollover Shares”) in exchange for a number of equity interests of Parent that results in the Investor holding a percentage of the aggregate common equity interests of Parent issued and outstanding immediately after the consummation of the Merger (taking into account the funding of the Cash Equity) no less than the ratio of the value of the Rollover Shares (based on a value of $83 per Rollover Share) to the sum of the total Cash Equity plus the value of the Rollover Shares (based on a value of $83 per Rollover Share). Notwithstanding the foregoing, the Investor shall have the right to allocate up to 11,700 Shares for Rollover Shares included in the Rollover Commitment to the Persons set forth on Annex B hereto, at the Investor’s sole discretion.  Upon the consummation of the Merger, the Rollover Shares will be cancelled for no consideration pursuant to Section 2.1(b) of the Merger Agreement.  The Investor will not have any obligation under any circumstance to provide any Shares to Parent in any amount in excess of the Rollover Commitment pursuant to this letter agreement.

2.  The Investor’s obligations under this letter agreement to cause the Rollover Shares to be transferred and contributed to Parent are subject to the satisfaction of each of the following conditions: (i) the satisfaction of (or waiver by Parent and Merger Sub of) each of the conditions set forth in Section 6.1 and Section 6.3 of the Merger Agreement (other than (x) those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions or (y) those conditions the failure of which to be satisfied is a result of any breach by Parent or Merger Sub of their representations, warranties, covenants or agreements contained in the Merger Agreement), (ii)(a) the substantially contemporaneous consummation of the Merger in accordance with the terms of the Merger Agreement or (b) the Company having irrevocably confirmed in writing that if an order of specific performance is granted and the Debt Financing and Cash Equity are funded, then the Company will consummate the Merger on the date the Merger is required to be consummated by Parent and (iii)(a) the prior or substantially contemporaneous funding of the Debt Financing pursuant to the Debt Commitment Letter (solely with respect to amounts required to consummate the Merger) or (b) the Debt Financing will be funded substantially contemporaneously if the Rollover Shares are or will be transferred or contributed and the amounts required to be funded by the Equity Investors pursuant to their respective Equity Financing Commitment Letters are or will be funded. In the event that any Rollover Shares are transferred or contributed and delivered to Parent and the Merger does not occur promptly thereafter, Parent will return such Rollover Shares to the Investor as promptly as practicable and, in any event, within one (1) Business Day after such transfer and contribution.

3.  All obligations under this letter agreement shall expire automatically and immediately upon the earliest to occur of (a) consummation of the Merger; (b) the valid termination of the Merger Agreement pursuant to Article VII of the Merger Agreement (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not, or is later determined not to have been, a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 3(b)); (c) one (1) year after the End Date; provided that, in the event a claim by the Company under the second sentence of Section 5 of this letter agreement or any claim seeking an injunction, specific performance or other equitable remedy against Parent or Merger Sub under Section 8.5(b) of the Merger Agreement is then pending, this letter agreement shall not terminate under this clause (c) until any such claim has been resolved in a final non-appealable decision by a court of competent jurisdiction; or (d) the date that the Company or any of its Subsidiaries assert in any litigation or other legal proceeding or arbitration any claim in connection with the Merger Agreement or the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection therewith) against (i) the Investor that is expressly prohibited hereunder or (ii) any Non-Recourse Party in violation of Section 4 hereof.

4.  Notwithstanding anything that may be expressed or implied in this letter agreement, no Person other than the Investor and its permitted assignees shall have any obligation hereunder or in connection with the transactions contemplated hereby and, notwithstanding that the Investor may be a partnership or limited company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate (other than Parent or Merger Sub), member, manager, general or limited partner, representative or successor or assignee of the Investor or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate (other than Parent or Merger Sub), member, manager, general or limited partner, representative or successor or assignee of the foregoing and including any other Parent Related Party (other than Parent or

Merger Sub) (such persons, collectively, but in each case excluding the Investor itself and all other Equity Investors and their permitted assignees, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, provided that (and notwithstanding anything to the contrary provided herein or otherwise) nothing herein shall limit the rights of the Company against Parent or Merger Sub under the Merger Agreement, or any other party under the other Equity Commitment Letters, the Voting Agreement, the Termination Fee Commitment Letters or the Confidentiality Agreements, in each case pursuant to the terms and conditions thereof.  The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the Investor and/or its permitted assignees under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

5.  Subject to the immediately following sentence, this letter agreement may only be enforced by Parent and, except as provided in the immediately following sentence, nothing in this letter agreement shall be construed to confer upon or give to the Company or any other Person (including Parent’s creditors) any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.  Notwithstanding anything herein to the contrary, solely to the extent specific performance is permitted by Section 8.5 of the Merger Agreement or as provided in Section 7 hereof, Parent and the Investor acknowledge and agree that the Company is an express third party beneficiary of this letter agreement and the Company may enforce, or cause Parent to specifically enforce, performance of the Investor’s obligation to cause the Rollover Shares to be transferred and contributed to Parent, in each case subject to (i) the limitations and conditions set forth in this letter agreement and (ii) the terms and conditions of the Merger Agreement, including, without limitation, Section 8.5 thereof.  The Investor hereby waives any defense to specific performance that a remedy at law would be adequate or that, absent specific performance, no irreparable harm would be suffered and any requirement under applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief.

6.  This letter agreement shall inure to the benefit of and be binding upon Parent and the Investor; provided, however, that this letter agreement may not be enforced in whole or in part against the Investor without giving effect to the limitations on the obligations of the Investor expressly set forth in this letter agreement.  This letter agreement may not be terminated (except as set forth in Section 3 herein), amended or otherwise modified (or any provision waived) without the prior written consent of Parent, the Company and the Investor; provided, however, that the Investor may amend this letter agreement to reflect any assignment permitted by the last sentence of this Section 6.  Without limitation of the Investor’s rights of allocation set forth in Section 1 herein, the Investor may not assign its obligations to cause the Rollover Shares to be transferred and contributed to Parent.  Notwithstanding anything to the contrary set forth herein, Parent may assign its rights under this letter agreement to any Person to which Parent validly assigns its interest under the Merger Agreement.

7.  THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW

PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.  Each party to this letter agreement irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this letter agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Delaware state or federal court.  Each party to this letter agreement hereby waives the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties further agree, to the extent permitted by Law, that any final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise in any forum other than any state or federal court sitting in the State of Delaware.  EACH PARTY TO THIS LETTER AGREEMENT IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LETTER AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS LETTER AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS LETTER AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS LETTER AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS PARAGRAPH.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.  The Investor hereby represents and warrants to Parent that (a) it is duly organized and validly existing under the laws of its jurisdiction or organization and has all necessary entity power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary entity action by it, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, (d) it has full power and authority to cause the transfer and contribution of the Rollover Shares to Parent on behalf of the Persons set forth on Annex A, in accordance with allocations determined by Investor in its sole discretion, (e) the Persons set forth on Annex A and Annex B hereto have good and valid title to the Shares set forth opposite their names, free and clear of Liens (except as created by this Agreement, the Interim Investors Agreement and the Voting Agreement, dated as of the date hereof by and between Parent, the Company and Investor), (f) all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement, and (g) this letter agreement does not conflict with or result in any breach, violation or infringement of (with or without notice, the lapse of time or both) any provision of its organizational or governing documents or violate or infringe any Law applicable to the Investor.

9.  This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger Agreement and may not be used, circulated, quoted or otherwise referred to in any document (other than the Interim Investors Agreement and the Voting Agreement), except with the prior written consent of the Investor; provided, however, that (a) this letter agreement may be (x) provided to the Company (so long as the Company agrees to keep, and agrees to cause its respective Affiliates and Representatives to keep, this letter agreement confidential on terms that are substantially identical to the terms contained in this sentence) and (y) disclosed to the extent required by Law or the applicable rules of any national securities exchange and (b) the Company may disclose this letter agreement (i) to its respective Affiliates and representatives, (ii) to the extent required by Law or the applicable rules of any national securities exchange (including, without limitation, a summary description thereof in the documents filed or furnished by the Company with the U.S. Securities and Exchange Commission) or (iii) in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby.

10.  This letter agreement shall inure to the benefit of and be binding upon Parent and the Investor.  Nothing in this letter agreement, express or implied, is intended to nor does it confer (a) upon any person other than the Company (to the extent expressly provided herein), Parent and the Investor any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Rollover Commitment or any provisions of this letter agreement or (b) upon any person any rights or remedies against any person other than Parent and the Investor (and their respective permitted assignees) under or by reason of this letter agreement; provided that the Non-Recourse Parties are express third party beneficiaries of Section 4 of this letter agreement and shall be entitled to enforce the provisions of Section 4 of this letter agreement. Without limiting the foregoing, Parent’s creditors (for the avoidance of doubt, other than the Company) shall not have the right to specifically enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt, the Rollover Shares will be only transferred and contributed to Parent or its permitted assignees and under no circumstances will the Company be entitled to or seek that the Investor transfer, or cause the transfer, of the Rollover Shares directly to the Company.

11.  All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by email (provided that any notice received by email or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Investor:

Longview Asset Management, LLC
222 N. LaSalle St., Suite 2000
Chicago, IL 60601
Phone: (312) 236-6300
Fax:  312-395-7067
Attention: Aaron Rappaport
Email:   arappaport@crown-chicago.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive, Suite 2700
Chicago, IL 60606
Phone: 312-407-0700
Fax: 312-407-0411
Attention:  Rodd M. Schreiber
Email:  rodd.schreiber@skadden.com

And

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Phone: 212-735-3000
Fax: 212-735-2000
Attention: Ann Beth Stebbins
Email: annbeth.stebbins@skadden.com

If to the Parent, as provided in Section 8.7 of the Merger Agreement;

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received.  Any party to this letter agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

A copy of all notices provided by Parent to the Investor or the Investor to Parent hereunder shall be given to the Company as provided in Section 8.7 of the Merger Agreement.

12.  This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURES STARTING ON NEXT PAGE]

Very truly yours,

Longview Asset Management, LLC

By: /s/ James A. Star
Name: James A. Star
Title: President

Accepted and agreed
as of the date first written above:

Argos Holdings Inc.

By: /s/Michael Chang
Name: Michael Chang
Title: Vice President and Treasurer